EXHIBIT 23.2
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 and the related prospectus of Hudson Holding Corporation (the "Company") for the registration of 12,000,000 shares of its common stock issuable pursuant to the Company's 2005 Stock Option Plan and 2007 Long-Term Incentive Compensation Plan, and to the incorporation by reference therein of our report dated June 20, 2007, with respect to the Company's consolidated financial statements included in its Annual Report (Form 10-KSB) as of and for the two years ended March 31, 2007.

/s/ Eisner LLP
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New York, New York
November 28, 2007